The Mexico Fund, Inc.

Monthly Summary Report
March 2014

Prepared By:

Impulsora del Fondo México, S.C.
Investment Advisor to the Fund

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

March 31, 2014

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$405.25	$385.48	$450.89
NAV per share	$27.11	$25.79	$33.69
Closing price NYSE2	$26.99	$25.98	$36.60
% Premium (Discount)	(0.44%)	0.74%	8.64%
Shares traded per month2 (composite figures)	1,207,009	1,232,844	2,886,724
Outstanding shares3	14,947,072	14,947,072	13,381,884
Shares on Short Interest Position2	8,626	29,147	338,861

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	4.05%	-7.88%	-2.01%	-18.09%
NAV per share	5.12%	-5.21%	-0.03%	-10.55%
Bolsa IPC Index	5.86%	-5.46%	0.95%	-13.28%
MSCI Mexico Index	5.48%	-5.56%	0.93%	-12.21%

	2 Years	3 Years	5 Years	10 Years
Market price	30.08%	28.97%	255.70%	305.27%
NAV per share	18.21%	16.53%	196.01%	275.23%
Bolsa IPC Index	0.44%	-1.48%	123.42%	229.23%
MSCI Mexico Index	2.41%	1.73%	130.17%	195.49%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa IPC Index5	40,461.60	38,782.89	44,077.09
Daily average of million shares traded	349.5	306.5	508.1
Valuation Ratios6: P/E	19.24	17.06	20.02
P/BV	1.99	2.58	3.07
EV/EBITDA	10.92	9.01	9.65
Market capitalization (billion US$)	$551.63	$508.83	$598.17

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website at www.themexicofund.com.

2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.

3 During March 2014, the Fund did not issue any shares under its Equity Shelf Program.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

5 Source: Mexican Stock Exchange.

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	3.17%	3.16%	3.98%
Six months	3.46%	3.52%	4.09%
One year	3.67%	3.78%	4.22%
Long-term Bonds
Three years	4.80%	4.86%	4.44%
Five years	5.06%	5.09%	4.63%
Ten years	6.32%	N.A.	N.A.
20 years	6.89%	7.44%	5.69%
30 years	N.A.	7.43%	5.88%
Currency Market8
Exchange Rate (Ps/US$)	Ps. 13.0580	Ps. 13.2492	Ps. 12.3360

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.25%	1.15%	4.23%

V. Economic Comments

According to results of the monthly poll conducted during March 2014 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.09% during 2014 and 3.92% during 2015. The inflation rate is estimated by analysts to be 3.92% for 2014 and 3.57% for 2015. The exchange rate of the peso against the dollar is expected to end 2014 at Ps. 13.01 and at Ps. 12.95 towards the end of 2015, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 3.49% and 4.09% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México.

9 Source: Banco de México.

VI. Portfolio of Investments As of March 31, 2014 (Unaudited)

Shares			Percent of
Held	Common Stock - 91.24%	Value	Net Assets
	Airports
700,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,584,086	2.12%
1,500,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	5,448,384	1.34
		14,032,470	3.46
	Beverages
1,500,000	Arca Continental, S.A.B. de C.V.	8,957,727	2.21
3,980,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	37,065,998	9.15
2,215,000	Organización Cultiba, S.A.B. de C.V. Series B	3,840,374	0.95
		49,864,099	12.31
	Building Materials
27,500,000	Cemex, S.A.B. de C.V. Series CPO	34,748,813	8.58

	Chemical Products
4,800,000	Alpek, S.A.B. de C.V. Series A	8,553,837	2.11
3,970,000	Mexichem, S.A.B. de C.V.	14,046,102	3.47
		22,599,939	5.58
	Consumer Products
7,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	18,741,002	4.62

	Energy
1,240,000	Infraestructura Energética Nova, S.A.B de C.V.	6,415,561	1.58

	Financial Groups
1,200,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	6,952,979	1.72
4,650,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	31,276,574	7.72
5,500,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	13,474,115	3.32
		51,703,668	12.76
	Food
1,360,000	Gruma, S.A.B. de C.V. Series B	11,247,235	2.78
3,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	8,096,186	2.00
1,000,000	Grupo Herdez, S.A.B. de C.V.	2,969,061	0.73
4,000,000	Grupo Lala, S.A.B. de C.V. Series B	8,322,867	2.05
		30,635,349	7.56
	Holding Companies
7,400,000	Alfa, S.A.B. de C.V. Series A	18,712,513	4.62
790,000	Grupo Carso, S.A.B. de C.V. Series A1	4,155,698	1.02
		22,868,211	5.64
	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	31,574,514	7.79

	Restaurants
2,500,000	Alsea, S.A.B. de C.V.	9,094,042	2.24

Shares			Percent of
Held	Common Stock	Value	Net Assets
	Retail
1,800,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	19,701,026	4.86
10,570,000	Wal-Mart de México, S.A.B. de C.V. Series V	25,077,240	6.19
		44,778,266	11.05
	Telecommunications Services
33,000,000	América Móvil, S.A.B. de C.V. Series L	32,701,792	8.07

	Total Common Stock	$369,757,726	91.24%

	SHORT-TERM SECURITIES – 7.40%
Principal Amount
	Repurchase Agreements
$15,824,626	BBVA Bancomer, S.A., 3.48%, dated 03/31/14, due 04/01/14 repurchase price $15,826,155 collateralized by Bonos del Gobierno Federal	15,824,626	3.91%
	Time Deposits
$14,149,508	Comerica Bank, 0.02%, dated 03/31/14, due 04/01/14	14,149,508	3.49
	Total Short-Term Securities	29,974,134	7.40
	Total Investments	399,731,860	98.64
	Other Assets in Excess of Liabilities	5,514,628	1.36
	Net Assets Equivalent to $27.11 per share on 14,947,072 shares of capital stock outstanding	$405,246,488	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)